UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2026

VENU HOLDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Colorado	001-42422	82-0890721
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1755 Telstar Drive, Suite 501
Colorado Springs, Colorado	80920
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (719) 895-5483

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $.001 per share	VENU	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 12, 2026, the Board of Directors of Venu Holding Corporation (the “Company”) appointed Vic Sutter to the position of Chief Operating Officer.

Mr. Sutter (age 45) has served as the Company’s Executive Vice President of Operations since April 2025, and in that role has overseen key aspects of construction, operations, and strategic partnerships across existing and future Company amphitheaters, music halls, and restaurant concepts. His responsibilities have included premium guest experiences, food and beverage strategy, concert operations, operational efficiency, and cost control across the portfolio. Prior to joining the Company, Mr. Sutter spent over eleven years at Live Nation Entertainment, Inc. in various leadership roles primarily focusing on food and beverage operations and premium experiences for the House of Blues, including serving as the Head of House of Blues and Brooklyn Bowl (October 2024 through April 2025) where he oversaw operational aspects of those brands on a national basis, Head of Blues F&B and VIP (June 2021 through September 2024) where he oversaw food and beverage operations in House of Blues nationwide, and Vice President VIP Sales and Special Projects (October 2019 through June 2021) where he oversaw premium products. Mr. Sutter holds a Bachelor of Science from Florida International University.

There are no arrangements or understandings between Mr. Sutter and any other person pursuant to which he was selected as an officer of the Company, and Mr. Sutter is not related to any other executive officer or director of the Company. Mr. Sutter does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment to Chief Operating Officer, Mr. Sutter was granted a stock option under the Company’s 2023 Omnibus Incentive Compensation Plan that is exercisable to acquire 100,000 shares of Company common stock.

William Hodgson, the President of the Company, previously performed the functions of Chief Operating Officer but will now shift to focus primarily on his continued role as President and matters involving overall operational and corporate strategy.

Item 7.01 Regulation FD Disclosure.

On January 15, 2026, the Company issued a press release announcing Mr. Sutter’s appointment as Chief Operating Officer of the Company. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference herein.

The information furnished in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events.

As previously disclosed, the Company is a party to a purchase and sale agreement (the “Purchase and Sale Agreement”) with Old Mill, LLC (“Old Mill”), pursuant to which the Company intends to purchase land in Centennial, Colorado (the “Centennial Property”), from Old Mill. On December 15, 2025, the Company and Old Mill entered into an amendment to the Purchase and Sale Agreement, which gave the Company the right to extend the closing date of December 15, 2025, for its purchase of the Centennial Property by up to 45 days in exchange for paying Old Mill an extension fee (equal to Old Mill’s out-of-pocket carrying costs for the Centennial Property incurred from December 15, 2025, to the actual closing date) of up to $25,000 for any given month of such extension. As of the date of this Current Report on Form 8-K, the Company has elected to extend the closing date, and the parties expect the closing to occur during January or February 2026, subject to the satisfaction of various closing conditions. The amendment to the Purchase and Sale Agreement also reduced the purchase price for the Centennial Property by approximately $390,000, required the Company to waive all inspection rights and buyer contingencies in the Purchase and Sale Agreement, and required the non-refundable release of all earnest money to Old Mill.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Venu Holding Corporation on January 15, 2026
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENU HOLDING CORPORATION
(Registrant)

Dated: January 15, 2026	By:	/s/ J.W. Roth
J.W. Roth
Chief Executive Officer and Chairman